Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rewards Network Inc.:

We consent to the use of our reports dated March 6, 2006, with respect to the consolidated balance sheets of Rewards Network Inc. and its subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports are included in the December 31, 2005 annual report on Form 10-K of the Company, are incorporated by reference in this Registration Statement on Form S-8 of the Company.

/s/ KPMG LLP

Miami, Florida

May 24, 2006

Certified Public Accountants